Exhibit 10.8

[LETTERHEAD]

September 22, 2003

Ms. Yawen Chiang

48024 Avalon Heights Terrace

Fremont, CA 94539

Dear Yawen:

We are pleased to offer you a new position with Corautus Genetics Inc. (the “Company”) as its Senior Vice President—Chief Scientific Officer, reporting to the Company’s Chief Executive Officer (the “CEO”), Mr. Richard Otto (please note that your election to this new officer position is subject to approval by the Board of Directors of the Company (the “Board”)). If you accept our offer, your first day of employment in this new position and the effective date of this agreement will be August 1, 2003 (the “Effective Date”). Your duties will include general supervisory responsibility for research, development and manufacturing of the Company’s products and such other duties as may be assigned to you from time to time by the Company’s CEO.

Salary.    Upon your acceptance and execution of this agreement, you will receive an annual salary of $220,000 (pro rated for partial years) retroactive to the Effective Date, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures (except any retroactive payments, which will be paid in a lump sum once this agreement is approved). If this agreement is still in effect at such time, after the end of the first year following the Effective Date (the “Initial Term”), your salary will be subject to discretionary annual review by the Board upon recommendation of the CEO in accordance with the Company’s normal compensation review procedures.

Bonuses.    Your compensation package does not include participation in a bonus program. The Company may from time to time award you a wholly discretionary cash bonus by action of the Board upon recommendation of the CEO, but you should understand that it will be under no obligation to do so at any time.

Benefits.    You will continue to be entitled to participate in the Company’s retirement or group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program now existing or established hereafter to the extent that you are eligible under the general provisions thereof and on the same basis as similarly situated employees. Benefits currently include a basic healthcare plan for each employee, short-term and long-term disability, term life insurance equal to two times your annual salary (subject to any underwriting requirements specified by the applicable insurer) and a matching contribution to our 401K Plan equal to 50% of your contribution up to 3% of compensation. In addition, you will receive Company-provided supplemental accidental death insurance with a face amount of $500,000. Notwithstanding the foregoing, you should note that the Company retains the right to modify its benefits programs from time to time, as it deems necessary.

Supplemental Retirement Plan.    You should note that, in particular, but without limitation, the Company is currently considering the termination of the GenStar Therapeutics Corporation Supplemental Retirement Income Plan (originally effective May 1, 2001; the “SRIP”). In accepting this agreement, you also agree that upon any such termination of the SRIP, you will accept in full satisfaction of all the Company’s obligations to you under the SRIP a lump sum cash payment of your then vested account balance under the SRIP.

Ms. Yawen Chiang

September 22, 2003

Term.    This agreement will continue in effect on an at will employment basis unless you or the Company gives two weeks’ written notice specifying a date of termination.

Stock Options.    The Company stock options you currently hold will continue to be in effect according to their terms. Upon executing this agreement (but subject to approval by the Board as required under the Option Plan), you will receive a grant of nonqualified options to purchase 50,000 shares of Company common stock under the Corautus Genetics Inc. 2002 Stock Plan or any successor stock option plan (the “Option Plan”). Each share will have an exercise price equal to the closing price of a share of Company common stock on the effective date of the grant, which will be the later of the date of Board action or the date on which you execute this agreement. The options will become exercisable and vested as follows, subject to your continued employment on each vesting date: (i) 15,000 option shares will vest and become exercisable immediately upon completion of all preclinical studies for the injection catheter used in the current Phase IIb clinical trial (including, without limitation, all benchwork and animal studies) with approval by the U. S. Food & Drug Administration (the “FDA”); (ii) an additional 10,000 option shares will vest and become exercisable upon the execution by the Company of a contract for Phase III manufacturing; (iii) an additional 10,000 option shares will vest and become exercisable upon the completion of the VEGF-2 assay development plan for lot release testing for the Phase III manufacturing production material; and (iv) the remaining 15,000 option shares will vest and become exercisable upon the completion of the manufacturing of Batch 1, Phase III plasmid. The options will expire 10 years from the effective date of the grant, or 90 days after you terminate service with the Company, if earlier, provided however that if your termination is for Cause, your options will expire on your termination date.

Without Cause Termination.    If the Company terminates your employment, without Cause, during the Initial Term, the Company will continue to pay your salary for a period which is the greater of (i) the remainder of the Initial Term or (ii) three months from the effective date of your termination. If the Company terminates your employment after the Initial Term, without Cause, the Company will continue to pay your salary for a period of three months from the effective date of your termination. As a condition to the payment of any such severance pay, you must sign a general release of any and all claims that you, your heirs and assigns and/or estate may have against the Company and its related parties, in such form as the Company may require.

Change in Control.    Upon a change in control of the Company (as defined in Section 2(d) of the Option Plan; “Change in Control”) during your employment, all remaining unvested options from the stock option grant described above will become fully and immediately vested and exercisable and, subject to the approval of the Board, all other unvested options you may then hold will become fully and immediately vested and exercisable.

Definition of Cause.    For purposes of this Agreement, “Cause” shall mean:

(i)    your the willful and continuous failure to substantially perform your duties (other than as a result of a written determination of injury or illness);

(ii)    any violation by you of any Federal or state law or regulation applicable to the business of the Company, the violation of which can reasonably be expected to expose the Company to criminal investigation or prosecution, material regulatory investigation, material financial loss and/or significant injury to its business reputation, or your breach of any written agreement between you and the Company or of any other written agreement the Company may

Ms. Yawen Chiang

September 22, 2003

designate, or your conviction of a felony (including, without limitation, any nolo contendere plea), or any adjudication of your perpetration of a common law fraud;

(iii)    your engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by you upon notice by the Company);

(iv)    your engaging in any act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities or commodities laws or regulations;

(v)    your engaging in an act of assault or other acts of violence in the workplace; or

(vi)    your harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment.

Other Compensation.    Except for the payments and benefits, if any, explicitly provided under this agreement, you will receive no other benefits, compensation or other remuneration of any type after termination of employment, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to you. The effect of the termination of your employment on your subsequent entitlement to benefits under any bonus arrangement, stock option agreement or employee benefit plan shall be determined in accordance with the governing documents with respect to such arrangements, agreements or plans, respectively.

Withholding.    All payments to you are subject to all withholding deductions mandated by applicable law (including, without limitation, withholding for income and social security taxes) and deductions (if any) approved by you (including, without limitation, any deductions for the employee contribution for benefit programs as the Company, in its discretion, may from time to time establish), and may be further reduced by any amount owed by you to the Company at the time the payment is made in satisfaction of such obligation, to the extent permitted under applicable law.

Expenses.    The Company will reimburse you for all reasonable expenses you incur in connection with your employment duties in accordance with the Company’s normal expense reimbursement policies. Such reimbursement will only be made if you provide an account of the expenses in such detail as the Company may request.

Full-Time Employee.    As an employee, you agree to devote your full business time, attention, skill and effort exclusively to the performance of the duties that the Company may assign you from time to time. You agree not to engage in any business activities or to render any services of a business, commercial, or professional nature, whether or not for compensation, for the benefit of anyone other than the Company, unless the Company has given its consent in writing in advance. You may not be an officer or director of another entity unless the Company has given its prior written consent. You agree not to work for any competitive enterprise during your employment with the Company, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved. In addition, but without limitation on any other provision of this paragraph: (i) so long as the Company has employees engaged in manufacturing facility operation in San Diego, California, you agree to be present in the Company’s San Diego facilities at least two (2) business days per week unless otherwise approved by the CEO; (ii) if the Company’s manufacturing facility operations are closed in San Diego, California and moved to the San Francisco, California metropolitan area, you agree to be present in any San Francisco area manufacturing facility maintained by the Company for all work activities (and

Ms. Yawen Chiang

September 22, 2003

five (5) business days per week) unless otherwise approved by the CEO; and (iii) so long as you continue to maintain your residence in California, you agree to visit the Atlanta facilities at least monthly as specified by the CEO.

Company Policies and Procedures.    As a Company employee, you will be expected to abide by Company rules and standards. We expect you to conduct yourself at all times in a business-like and professional manner as appropriate for your position and to represent the Company in all respects in compliance with good business and ethical practices. In addition, you will be subject to and must abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Corautus Genetics Inc. Policies and Procedures Manual (including, without limitation, the Company’s Insider Trading Policy, as recently revised). As a condition of your employment, you will also be required to sign and comply with a Confidential Information and Inventions Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention(s) made during your employment at the Company, and non-disclosure of proprietary information. You will also be required to sign the Arbitration Agreement as a condition of employment.

Vacation and Holidays.    The Company’s holiday schedule is enclosed. In addition, as an officer of the Company, you are entitled to five (5) personal days per year and twenty (20) days of vacation time per year, in accordance with Company policies.

At Will Employment.    The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless (and notwithstanding anything in this agreement to the contrary), you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. As noted above, we request that, in the event of resignation, you give the Company at least two weeks’ written notice.

No Conflicts/Prior Agreements.    By accepting this offer, you represent and warrant to the Company that your acceptance of this employment arrangement will not cause you to violate the terms and conditions of any obligation or agreement to which you are a party and will not expose the Company to any liability in connection with any such obligation or agreement. In addition, you agree that upon your acceptance of this offer, this agreement supercedes any prior agreement between yourself and the Company pertaining to the terms and conditions of your employment (“Prior Agreements”) and that any such Prior Agreement(s) will terminate as of the Effective Date.

Acceptance.    To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with the Arbitration Agreement, Confidential Information and Inventions Assignment Agreement and the Company’s Policies and Procedures Manual, sets forth the terms of your employment including, but not limited to, its at-will employment provision, supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by the Company’s CEO and you. The unenforceability of any provision hereof shall not render unenforceable or impair the remainder of this agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions Your compensation and benefits hereunder are nontransferable and nonassignable. This offer of employment will terminate if it is not accepted, signed and returned by September 24, 2003.

Ms. Yawen Chiang

September 22, 2003

We look forward to your favorable reply and to working with you at Corautus Genetics.

Sincerely,

/s/ Richard E. Otto

Richard E. Otto, President and CEO

Agreed to and accepted:

/s/ Yawen Chiang

Yawen Chiang

Date: September 22, 2003

Enclosures:

Duplicate Original Letter

Confidential Information, Invention Assignment Agreement

Arbitration Agreement

Insider Trading Policy